As filed with the Securities and Exchange Commission on December 12, 2025

Registration No. 333-277465

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

POST-EFFECTIVE AMENDMENT NO. 1 TO REGISTRATION STATEMENT ON FORM S-3 NO. 333-277465

UNDER

THE SECURITIES ACT OF 1933

Merus N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Uppsalalaan 17 3rd and 4th Floor 3584 CT Utrecht The Netherlands	Not Applicable
(Address of Principal Executive Offices)	(Zip Code)

Genmab US, Inc.

777 Scudders Mill Road

Plainsboro, NJ 08536

(609) 430-2481

(Name, address, including zip code, and telephone number, including area code, of agent for service)

With a copy to:

Harald Halbhuber

Clare O’Brien

Derrick Lott

Allen Overy Shearman Sterling US LLP

599 Lexington Avenue

New York, New York 10022-6069

Telephone: (212) 848-4000

Approximate date of commencement of proposed sale to the public: Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller Reporting Company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the “Post-Effective Amendment”) relates to the following Registration Statement on Form S-3 (the “Registration Statement”) filed by Merus N.V., a public limited liability company organized under the laws of the Netherlands (the “Company” or “Registrant”), with the U.S. Securities and Exchange Commission (the “SEC”): Registration Statement No. 333-277465, filed with the SEC on February 28, 2024.

On September 29, 2025, the Company entered into a Transaction Agreement (the “Transaction Agreement”) with Genmab A/S, a public limited liability company (Aktieselskab) organized under the Laws of Denmark (“Parent”) and Genmab Holding II B.V., a private limited liability company (besloten vennootschap met beperkte aansprakelijkheid) organized under the Laws of The Netherlands and a wholly owned subsidiary of Parent (“Purchaser”) to purchase all of the issued and outstanding common shares, €0.09 nominal value per share, of the Company (the “Common Shares”), in exchange for $97.00 per Common Share in cash (the “Offer Consideration”), without interest and subject to any applicable tax withholding, on the terms and subject to the conditions set forth in the offer to purchase, dated October 21, 2025 (as it may be amended, supplemented or otherwise modified from time to time, the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Offer”). On December 11, 2025, pursuant to the Transaction Agreement, Purchaser completed its initial tender offer for all of the Company’s outstanding Common Shares and accepted for payment approximately 94.2% of the issued and outstanding Common Shares (the “Closing”).

As a result of the Closing, the offering pursuant to the Registration Statement has been terminated. In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities that remain unsold or otherwise unissued at the termination of the offerings, the Company hereby removes and withdraws from registration any and all securities that were registered but unsold or otherwise unissued under the Registration Statement as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities and the Registrant terminates the effectiveness of the Registration Statement.

The foregoing description of the Offer, the Transaction Agreement and the transactions contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the Transaction Agreement, which is attached as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 29, 2025.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Copenhagen, Denmark on this 12th day of December, 2025.

MERUS N.V.

By:	/s/ Jan G. J. van de Winkel
Name: Jan G. J. van de Winkel
Title: Chief Executive Officer

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE OF REGISTRANT

Pursuant to the requirements of the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of the Registrant, has signed this Post-Effective Amendment on this 12th day of December, 2025.

Authorized Representative in the United States

By:	/s/ Anthony Pagano
	Name:	Anthony Pagano
	Title:	Authorized Representative